EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
StockerYale, Inc.:

We consent to the incorporation by reference in this Registration Statement of StockerYale, Inc. on Form S-3 of our report dated March 7, 2003 (April 14, 2003 as to Notes 2, 13 and 22), relating to the consolidated financial statements and supplemental schedule listed in Item 15 a(2), of StockerYale, Inc. as of and for the year ended December 31, 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (1) the substantial doubt about the Company's ability to continue as a going concern, and (2) the change in 2002 in the method of accounting for goodwill and intangible assets and the application of procedures relating to certain disclosures of financial statement amounts related to the 2001 and 2000 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures) appearing in the Annual Report on Form 10-K of StockerYale, Inc. for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
October 17, 2003

Exhibit 23.1 / STKR	END	2003 Form S-3